Exhibit 99.1

Cable ONE Announces Second Quarter 2015 Results
Cable ONE Continues to Focus on HSD and Business Services; Lower Capital Expenditures
Contribute to Free Cash Flow

Phoenix, Arizona – August 4, 2015 – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable One”) today reported financial and operating results for the three and six months ended June 30, 2015.  Cable One spun-off from Graham Holdings Company on July 1, 2015.  These results represent the last two quarters before operating as a stand-alone independent company and the continuation of a three-year effort to segue from a video-centric business to a data and business services-centric business.

Key second quarter highlights:

●	Residential data revenues were $74.5 million, an increase of 12.7% as compared to the prior-year period.
●	Business services revenues were $21.9 million, an increase of 16.3% as compared to the prior-year period.
●	Residential data and business services revenue grew to 47.5% of total revenue from 41.4% compared to the prior-year period.
●	Non-video customers grew from 30% to 40% of total customers.
●
Net Income was $21.4 million, Adjusted EBITDA[1] was $77.8 million with an Adjusted Margin[1] of 38.4%, down slightly from the prior-year period, and Free Cash Flow[1] was $45.0 million, an increase of 27% compared to prior-year period.

●	Capital expenditures totaled $32.8 million in the second quarter of 2015, a decrease of 26% compared to the prior-year period.
●	The percentage of video households converted to all-digital grew to 64% and virtually all data customers are now serviced by 12-channel bonding compared to 4-channel bonding last year.
●
During the quarter, the Company issued $450 million of 5.75% senior unsecured notes due 2022; entered into a Credit Agreement providing $100 million in a five year term loan and $200 million in a five year revolving credit facility.

“With the significant distraction of our public spin-off behind us, we can return our full attention to our unique strategy,” said Tom Might, CEO of Cable ONE. “These good, but not great, 2nd Quarter results show there is promise as the majority of our revenue and customers swing away from linear video and land-line phone with their inevitable declines and low margins.”

1Adjusted EBITDA, Adjusted Margin, and Free Cash Flow are defined in the “Use of Non-GAAP Financial Metrics” section below.  Adjusted EBITDA and Adjusted Margin are reconciled to net income in the table on page 2 of this press release.  Free Cash Flow is reconciled to net cash provided by operating activities in the addendum to this press release.

	(Unaudited and in '000s) Three Months Ended June 30
	2015	2014	Diff	$ Change
REVENUES
Residential Video	$85,638	$92,346	$(6,708)	-7.3%
Residential Data	74,480	66,098	8,382	12.7%
Residential Phone	10,954	15,786	(4,832)	-30.6%
Business Services	21,870	18,807	3,063	16.3%
Advertising Sales	7,320	8,888	(1,568)	-17.6%
Other	2,436	3,186	(750)	-23.5%
Total Revenue	202,698	205,111	(2,413)	-1.2%

COSTS AND EXPENSES
Total Operating Costs and Expenses	166,909	161,669	5,240	3.2%
Income from Operations	35,789	43,442	(7,653)	-17.6%
Other Expenses, net	963	32	931	NM
Income Before Income Taxes	34,826	43,410	(8,584)	-19.8%
Provisions for Income Taxes	13,391	16,543	(3,152)	-19.1%

NET INCOME	21,435	26,867	(5,432)	-20.2%
Income per Common Share	$3.67	$4.60	$(0.93)	-20.2%

Plus: Depreciation and Amortization	35,435	33,803	1,632	4.8%
Equity Compensation	4,011	529	3,482	NM
Billing System Implementation Costs	2,058	1,700	358	21.1%
Interest Expense	997	—	997	NM
Loss on Disposal of Fixed Assets	500	245	255	104.1%
Other Income (Expense), net	(34)	32	(66)	NM
Provision for Income Taxes	13,391	16,543	(3,152)	-19.1%

Adjusted EBITDA	77,793	79,719	(1,926)	-2.4%
Adjusted Margin	38.4%	38.9%

Less: Capital Spending	$32,824	$44,220		-25.8%
% Total Revenue	16.2%	21.6%

Free Cash Flow	$44,969	$35,499		26.7%

	As of		YOY Change
	30-Jun-15	30-Jun-14	TOTAL	%

HOMES PASSED	1,542,531	1,452,919	89,612	6.2%

TOTAL CUSTOMERS
Total	672,021	698,699	-26,678	-3.8%
Non-video	270,445	208,390	62,055	29.8%
Percent of Total	40%	30%	10.4%

RESIDENTIAL CUSTOMERS	627,270	659,257
Video	385,136	475,987	-90,851	-19.1%
Data	457,401	446,484	10,917	2.4%
Voice	120,626	141,695	-21,069	-14.9%
PSUs	963,163	1,064,166	-101,003	-9.5%

BUSINESS CUSTOMERS	44,751	39,442
Video	14,742	14,322	420	2.9%
Data	39,635	36,241	3,394	9.4%
Voice	18,116	17,119	997	5.8%
PSUs	72,493	67,682	4,811	7.1%

PENETRATION
Video	25.9%	33.7%	-7.8%
Data	32.2%	33.2%	-1.0%
Voice	9.0%	10.9%	-1.9%

SHARE OF REVENUE
Residential Data	36.7%	32.2%	4.5%
Business Services	10.8%	9.2%	1.6%
Total	47.5%	41.4%	6.1%

ARPUs
Residential Video [2]	$72.10	$62.33	9.77	15.7%
Residential Data [2]	$54.23	$49.04	5.19	10.6%
Residential Voice [2]	$29.69	$36.07	-6.38	-17.7%
Business Services	$162.90	$158.94
Total Customers	$100.54	$97.85	2.69	2.7%

ASSOCIATES	2,072	2,133	-61	-2.9%

2 Calculated using 3 month average customer counts.

Second Quarter Financial Results Compared to the Prior Year Period

Revenues

Total revenues declined $2.4 million, or 1.2%, due primarily to residential video and voice customer losses, partially offset by increases in both residential data and business services revenues and the impact of video rate increases.

Residential video service revenues declined $6.7 million, or 7.3%, due primarily to basic video customer losses partially offset by video rate increases.

Residential data service revenues increased $8.4 million, or 12.7%, due primarily to a 2.4% increase in residential data customers.

Residential voice service revenues declined $4.8 million, or 30.6%, due primarily to declines in residential voice customers.

Business services increased $3.1 million, or 16.3%, due to a 7.1% primary service unit (“PSU”) growth in Cable One’s business video, data and voice services.

Advertising revenues declined $1.6 million, or 17.6%, due to the negative impact of decreased video subscribers.

Operating Costs and Expenses

Second quarter total operating costs and expenses increased $5.2 million, or 3.2%, due primarily to increases in equity compensation, system costs related to the billing conversion project, and increased depreciation expense.

Depreciation and amortization increased $1.6 million, or 4.8%, largely as a result of capital additions in 2014.

Adjusted EBITDA

Second quarter Adjusted EBITDA of $77.8 million decreased by 2.4%, due to video and voice customer losses partially offset by increases in high speed data customers, business service customers and the impact of video rate increases.

Interest Expense

Interest expense was $1.0 million for the second quarter of 2015 attributable to our new long-term debt incurred in connection with our spin-off.  No interest expense was incurred in 2014.

Net Income

As a result of the factors described above, our net income was $21.4 million for the second quarter of 2015, as compared to $26.9 million for the second quarter of 2014.

Capital Expenditures

Property, plant and equipment expenditures totaled $32.8 million in the second quarter, compared to $44.2 million during the second quarter of 2014. The decrease was primarily due to the decline in spending for customer premise equipment offset by spending on our all-digital initiative, plant upgrades, channel bonding and increases in fiber deployment.

Liquidity

During the second quarter of 2015, our cash and cash equivalents increased by $99.1 million and at June 30, 2015, we had approximately $105.5 million of cash on hand, compared to $6.4 million at December 31, 2014.

In connection with the spin-off, we incurred indebtedness in an aggregate principal amount of approximately $550 million of which $450 million was distributed to Graham Holdings Company prior to the consummation of the spin-off.

Financing Transactions

On June 17, 2015, the Company issued $450 million aggregate principal amount of 5.75% senior unsecured notes due 2022 (the “Notes”). The Notes mature on June 15, 2022 and bear interest at a rate of 5.75% per year. Interest on the Notes is payable on June 15 and December 15 of each year, beginning on December 15, 2015.

On June 30, 2015, the Company entered into a credit agreement with various banks including JPMorgan Chase Bank, N.A., serving as administrative agent (the “Credit Agreement”).  The Credit Agreement provides for a five-year revolving credit facility in an aggregate principal amount of $200 million and a five-year term loan facility in an aggregate principal amount of $100 million. Concurrently with its entry into the Credit Agreement, the Company borrowed the full amount of the term loan facility.  The obligations under the senior credit facilities are secured, subject to certain exceptions, by substantially all of the assets of the Company and its subsidiary. Borrowings under the senior credit facilities bear interest, at the Company’s option, at a rate per annum determined by reference to either the LIBOR or an adjusted base rate, in each case plus an applicable interest rate margin.  The applicable interest rate margin with respect to LIBOR borrowings will be a rate per annum between 1.50% and 2.25% and the applicable interest rate margin with respect to adjusted base rate borrowings will be a rate per annum between 0.50% and 1.25%. Borrowings under the senior credit facilities currently bear interest at a rate of 1.50% over LIBOR.

Operating Statistics

Between July 1, 2014 and June 30, 2015, Cable One had a reduction of 101,003 residential PSUs, representing a decline of 9.5% compared to the prior year period.  Including business customers, Cable One had a reduction of 96,192 PSUs, representing a decline of 8.5%, and a reduction of 26,678 total customer relationships, representing a decline of 3.8% for the twelve months ended June 30, 2015, in each case compared to the prior-year period.

Conference Call

Cable One will host a conference call on Thursday, August 6, 2015 at 11 a.m. Eastern Time (“ET”) related to the contents of this release.

Shareholders, analysts, and other interested parties may register for the conference in advance at http://dpregister.com/10069740.  Those unable to pre-register may join the call by dialing 1-888-317-6016 (Canada: 1-855-669-9657/Intl: 1-412-317-6016) shortly before 11 a.m. ET.

A replay of the call will be available on Friday, August 7, 2015 on the Cable ONE Investor Relations website.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company’s Form 10-Q for the three months ended June 30, 2015 which will be posted on the “Financial Information” section of our investor relations website at ir.cableone.net, when it is filed with the United States Securities and Exchange Commission.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted Margin, and Free Cash Flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income, gross margin, or cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Cable One, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to net income in the table on page 2 of this press release. Free Cash Flow is reconciled to net cash provided by operating activities in the addendum to this press release.

Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, (gain) loss on sale or retirement of assets, and other non-recurring operating expenses, as defined in the table on page 2 of this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s businesses as well as other non-cash or special items, and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free Cash Flow is defined as Adjusted EBITDA, less purchases of property, plant and equipment.

Adjusted Margin is defined as Adjusted EBITDA divided by total revenue.

We use Adjusted EBITDA, Adjusted Margin, and Free Cash Flow to assess our performance and our ability to service debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under our credit facilities and outstanding Notes to determine compliance with the covenants contained in the facilities and Notes. For the purpose of calculating compliance with leverage covenants, we use a measure similar to Adjusted EBITDA.

We believe Adjusted EBITDA and Adjusted Margin are appropriate measures for evaluating the Company. Adjusted EBITDA, Adjusted Margin, and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry, although our measure of Adjusted EBITDA and Adjusted Margin may not be directly comparable to similar measures reported by other companies.

We believe that Free Cash Flow is useful as it is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts, investors and peers for comparison of performance in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

About Cable One

Cable One is among the 10 largest cable companies in the U.S. Formerly a wholly-owned subsidiary of Graham Holdings Company (previously The Washington Post Company), Cable One became a publicly traded company in July 2015.

Headquartered in Phoenix, AZ, Cable One serves nearly 700,000 customers in 19 states with cable television, high-speed Internet, and telephone services.

Contact

Patricia Niemann	Kevin Coyle

Public Relations	CFO

602-364-6372	602-364-6505

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the cable industry and our business and financial results. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Important factors that could cause our actual results to differ materially from those in our forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors:

●	rising levels of competition from historical and new entrants in our markets;
●	recent and future changes in technology;
●	our ability to continue to grow our business services product;
●	increases in programming costs and retransmission fees;
●	our ability to obtain support from vendors;
●	the effects of any significant acquisitions by us;
●	adverse economic conditions;
●	the integrity and security of our network and information systems;
●	our ability to retain key employees;
●	legislative and regulatory efforts to impose new legal requirements on our data services;
●	changing and additional regulation of our video, data and voice services;
●	our ability to renew cable system franchises;
●	increases in pole attachment costs;
●	the failure to meet earnings expectations;
●	the adequacy of our risk management framework;
●	changes in tax and other laws and regulations;
●	changes in U.S. GAAP or other applicable accounting policies; and
●	the other risks and uncertainties detailed in the section titled Risk Factors in our Registration Statement on Form 10 as filed with the SEC.

Any forward-looking statements made by us in this communication speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

Addendum to Press Release

Table 1:  Reconciliation of Non-GAAP Measure

	(Unaudited and in '000s) Three Months Ended June 30
	2015	2014	Diff	% Change
FREE CASH FLOW	$44,969	$35,499	$9,470	26.7%

CapitaI Expenditures	32,824	44,220	(11,396)	-25.8%
Equity Compensation	(4,011)	(529)	(3,482)	658.2%
Billing System Implementation Costs	(2,058)	(1,700)	(358)	21.1%
Interest Expense	(997)	—	(997)	—
Other Income (Expense), net	34	(32)	66	-206.3%
Provision for Income Taxes	(13,391)	(16,543)	3,152	-19.1%
Stock Based Compensation Expense	4,011	529	3,482	658.2%
Provision (Benefit) for Deferred Income Taxes	(5,875)	780	(6,655)	-853.2%
Changes in Operating Assets and Liabilities:	(4,701)	(2,275)	(2,426)	106.6%

NET CASH PROVIDED BY OPERATING ACTIVITIES	$50,805	$59,949	$(9,144)	-15.3%